Exhibit (e.1)

Distribution Agreement

Schedule A

iShares U.S. ETF Trust

iShares Ultrashort Duration Bond Fund

Amended and Approved by the Board of Trustees of iShares U.S. ETF Trust on June 20-21, 2012.